Exhibit 10.21

                                 LEASE AGREEMENT

Santiago de Chile, March 1, 2006, Mr. Carlos Tornquist Bertrand, Chilean, an individual, Los Algarrobos N2228, on behalf of Tor Chile S.A. (herinafter the "Landloard")Herin after and Mrs. Agustina Byer, Argentinean, married, 115 Crooked Hill Rd. Huntington New York. U.S.A, Passport N(0)24.069.380, on behalf of Lakeland Industries, 701 Koheler Avenue, Ronkonkoma New York, 11779, U.S.A. (hereinafter the "Tenant") agree to this lease agreement upon the following conditions and covenants stated here in.

1.- PROPERTY
The Landlord is the exclusive owner of the property located in Los Algarrobos N(0)2228, Santiago de Chile, Chile.

The landlord agrees to lease to the Tenant 2 offices totaling 42 square meters, including usage of a bathroom and kitchen and a warehouse in the property mentioned above; and the Tenant agrees to use the property as agree herein, otherwise it will be cause for termination of this lease agreement and Tenant shall evacuate the property, even when the end of the term of this agreement is still pending.

2.- PURPOSE
The Tenant agrees to use the property as office space and warehousing of merchandise exclusively owned by the tenant. This obligation of the Tenant is essential for the execution of this agreement.

3. OTHER SERVICES INCLUDED IN THIS AGREEMENT.
The Landlord agrees to provide services of electricity, water, alarm system, and warehouseman, which are included in the monthly rent. This obligation of the Landlord is essential for the execution of this agreement.

4.- TERM
The term of this lease agreement is from March 1, 2006 to March, 1 2008.

This agreement will expire in the stated term unless both parties shall agree in writing to extend the term of this agreement or execute another agreement.

In the event there is no written letter extending the term of this agreement, or a new agreement, and the Tenant shall not vacate the premises, the Tenant shall pay the Landlord, the sum equal to a monthly rent plus a 20% for any additional months the Tenant remains and the Landlord shall have all continuing rights legal actions against the Tenant.

5.- RENT
The parties agree monthly rent shall be US$1,000 for the property and other services Landlord shall provide. The rent shall be paid in advance, within the first 5 days of each

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month at the Landlords domicile, through a deposit at the Bank Boston or any other financial entity stated by the Landlord. The Tenant agrees and consents that any late payment will result in a 1% interest penalty per day over the monthly rent.

Landlord grants to Tenant an option to renew this lease agreement after expiration of the term of this agreement, at which time the parties shall agrees the amount of new rent and the new covenants of this agreement.

6.- OTHER PAYMENTS.
The tenant is obligated to pay for gas, telephone, freight, and communal expenses.

7.- TERMINATION
In the event of default in payment on the rent over 10 days of the 5th day of any month, the Landlord shall immediately terminate this agreement, according to the law. The Landlord has the right to claim for damages and unpaid rents for breach of this agreement.

8.- PROHIBITIONS FOR THE TENANT
It is expressly prohibited for the Tenant to assign, sublease or license in whole or in part the premises; to alter the structure of the property; to disturb the neighbors; to have animals; to have explosive, flammable or intoxicating materials in the premises. It is expressly prohibited to use the premises for any other purposes as stated in section 2 of this agreement. In the event, the Tenant assigns or subleases the Leased Premises to a third party, the tenant shall be liable for any damages on the premises and this lease shall be terminable.

9.- MAINTENANCE
The Tenant shall agree to maintain in perfect conditions, the keys, artifacts, valves, toilets, plugs, bells, electricity vents; and o repair them and change them. The Tenant shall take care of the landscaping; clean and maintain the heating system, and the Tenant shall repair and maintain the premises in good condition.

The tenant agrees to repair at it's owns expense caused by its ordinary use the ceiling, walls, glasses, paintings and features of the premise. Any damage that is the tenants is not obliged to repair structural damages, liking pipes, etc, which shall be repaired by the Landlord, immediately after notification by the Tenant. If within 10 days the Landlord does not repair the damages, the Tenant is entitled to repair the damage and to deduct the cost of the repair from the monthly rent.

10.-IMPROVEMENTS.
The Tenant is authorized to improve and remodel the property necessary for its usage. At the termination of this agreement all fixtures installed in, and improvements made in the Leased Premises, can be removed if the removal does not damage the structure of the property. All other improvements shall remain as part of the premises. It is expressly

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agreed that if the agreement is terminated before the expiration of the Term of this agreement because the Landlord is in breach, the Landlords shall pay the Tenant for the cost, expenses or value of the fixtures that could not be removed without damaging the property.

11.-RESTITUTION OF THE PREMISES.
At the end of this agreement the Tenant agrees to return the Leased Premises in the same condition as when entered and to return the keys to the property. Furthermore, the Tenant shall provide the Landlord with the rent receipts and expenses incurred during this agreement.

12.-WARRANTY
To guaranty the maintenance of the premises in the same condition as when entered; repairs of the damages on any fixtures, or the services and premises; and in general, to perform all the obligations stated in this agreement; the Tenant shall make a deposit one month's rent as a security. If at the end of the Term there is a credit balance in favor of the Tenant, the Landlord agrees to return such amount to the Tenant, unless the Landlord has a legal right to exercise in his favor and to deduct damages caused by the Tenant; as well as the amount of unpaid invoices for electricity, gas, telephone and other expenses incurred by the Tenant.

13.- DAMAGES
The Landlord shall not be liable for robberies incurred to the property or damages caused by fires, floods, leacks, broken pipes, damages caused by heat or humidity and other natural damages.

15.- PROHIBITIONS
The Tenant shall not use the security to pay the monthly rent of any month nor the last month of the term.

16.-DOMICILE
For all matters pertaining to this agreement the parties agree that the domicile is Santiago the Chile, and whatever action may be brought, shall be governed by, construed and enforced in accordance with the Jurisdiction of the Santiago de Chile.

17. OTHER CONDITIONS.
The rent includes the fixtures that shall be stated in an attachment and signed by the parties heretp


This agreement is executed March 1, 2006.


Carlos Tornquist                                     Agustina Byer
Tor Chile S.A.                                       Lakeland Industries, Inc.
Landlord                                             Tenant